     As Filed with the Securities and Exchange Commission on March 3, 2000

                                                      Registration No. _________

================================================================================

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-3


             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                Exact name of registrant as specified in charter
                               MSI HOLDINGS, INC.



    State or jurisdiction of           Address, including zip code, and telephone number, including area       I.R.S. Employer
 incorporation or organization               code, of registrant's principal executive offices                Identification Number
 -----------------------------         -----------------------------------------------------------------      ---------------------
              UTAH                                                MSI HOLDINGS, INC.                               87-0280886
                                                                1121 EAST 7TH STREET
                                                                 AUSTIN, TEXAS 78702
                                                                   (512) 476-6925

 Name, address, including zip code, and telephone number, including                             With a copy to:
                 area code, of agent for service                                                ---------------
                 -------------------------------                                              JEFFREY A. CHAPMAN
                     ROBERT J. GIBBS                                                         VINSON & ELKINS L.L.P.
                   1121 EAST 7TH STREET                                                    3700 TRAMMELL CROW CENTER
                   AUSTIN, TEXAS 78702                                                         2001 ROSS AVENUE
                      (512) 476-6925                                                           DALLAS, TX 75201
                                                                                                (214) 220-7797




        Approximate date of commencement of proposed sale to the public
        ---------------------------------------------------------------
AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

       If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

       If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

       If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

       If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registrations statement number of the earlier effective registration statement for the same offering. [ ]

       If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

CALCULATION OF REGISTRATION FEE

   Title of each class of         Amount to        Proposed maximum           Proposed maximum             Amount of
securities to be registered     be registered     unit offering price     aggregate offering price     registration fee
---------------------------     -------------     -------------------     ------------------------     ----------------
Common stock
$0.10 par value(1)                9,502,865             $21.125(2)               $200,748,023               $52,998

    (1) Such securities have been registered for issuance by the registrant on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933.

    (2) Estimated solely for the purpose of computing the amount of registration fee in accordance with Rule 457(c) promulgated under the Securities Act. The proposed maximum unit offering price is the average of the high and low prices quoted on February 28, 2000.

 THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE
 A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT
    SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL
BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING
                 PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                   SUBJECT TO COMPLETION, DATED MARCH 3, 2000

                                                                      PROSPECTUS
                               MSI HOLDINGS, INC.
                              1121 East 7th Street
                               Austin, Texas 78702
                                 (512) 476-6925

                        9,502,865 SHARES OF COMMON STOCK

         The shares of common stock of MSI Holdings, Inc., covered by this prospectus are offered by the shareholders listed under the heading "Selling Shareholders." We will not receive any of the proceeds from the shares offered by the selling shareholders.

         The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is declared effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy securities in any state where the offer or sale is not permitted.

         The selling shareholders may sell their shares from time to time through or to brokers or dealers, or directly to investors, at a fixed price or prices, which may be changed from time to time, at market prices prevailing at the time of such sale, at prices related to such market prices, or at negotiated prices. In connection with any sales, distributors' or sellers' commissions may be paid or allowed. We have agreed to pay the registration expenses related to the sale of shares by the selling shareholders. All other expenses relating to the sale of the shares by the selling shareholders will be paid by the selling shareholders.

Trading symbol:  MSIA                                             Market: OTC-BB

                      ------------------------------------

         THE COMMON STOCK OFFERED BY THIS PROSPECTUS INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD PURCHASE SHARES ONLY IF YOU CAN AFFORD A COMPLETE LOSS. SEE "RISK FACTORS" BEGINNING ON PAGE 2.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                      ------------------------------------

             , 2000

         Additional information and our financial statements for the year ended March 31, 1999 and notes to the financial statements is incorporated in this prospectus by reference to our reports filed with the SEC. See "Where You Can Find More Information." You are urged to read this prospectus and our SEC reports in their entirety. All references to the "Company," "MSHI," "we," "us," and "our," mean MSI Holdings, Inc., and its subsidiaries.

                                  RISK FACTORS

         In addition to the other information in this prospectus, you should carefully consider the following factors in evaluating us and our business before purchasing the shares of common stock offered by this prospectus. You should not participate in the offering unless you can afford a complete loss of your investment. The discussions in this prospectus and in our reports filed with the SEC contain forward-looking statements that involve risks and uncertainties. Our actual results may differ significantly from the results discussed in the forward-looking statements. Factors that could cause or contribute to a difference in our actual results are discussed below. Additionally, further discussion of these risk factors and other risks may be found in the "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" sections of the 10-KSB/A and in our Form 8-K dated February 17, 2000, incorporated into this prospectus by reference.

RISKS RELATED TO OUR BUSINESS

         WE ARE OPERATING UNDER AN UNPROVEN BUSINESS MODEL. DEMAND FOR OUR PRODUCTS MAY FAIL TO MATERIALIZE AT THE ANTICIPATED LEVELS, ADVERSELY AFFECTING OUR PERFORMANCE.

         Our business model generates revenues by providing customers with bandwidth and related services, which are relatively new products to the marketplace. Our success depends on our products achieving wide acceptance in the market at competitive prices. Our forecasts for future demand and operations are based on the successful development of a market for our products and services. Given the relative novelty of our products and services, there is limited data available on which to base a reliable forecast. There is no assurance that we will be successful in developing the market for our products and services. We deliver our products and services through:

         o Internet connectivity - High speed direct Internet connections and data transport with a usage-based billing system;

         o Broadband co-location and web-hosting - data center facilities for hosting customer web sites on our servers and housing customer owned servers;

         o Broadband webcasting - production and webcasting services for audio-video broadcasting over the Internet; o Private label Internet service providers - Internet services and connectivity branded with an organization's logo;

         o Digital subscriber lines - Digital subscriber lines services for our Internet service provider customers to offer their end-users; and

         o Private portals - Web sites and extranets for online virtual communities.

         THERE IS LIMITED INFORMATION ON WHICH TO EVALUATE OUR OPERATIONS WHICH WILL NECESSARILY AFFECT YOUR ABILITY TO ACCURATELY APPRAISE OUR PERFORMANCE.

         Since March 1999, we have changed the focus of our business from providing hardware and systems integration services to providing a suite of high-speed Internet access, data transport and networking services, co-location services and web site hosting services. Because of our limited operating history in providing our current product mix, there is limited operating and financial data about our business for you to use in evaluating us or our performance.

         WE HAVE INCURRED NET LOSSES SINCE OUR INCEPTION AND ANTICIPATE CONTINUING LOSSES.

         To date, we have had limited revenues and have not shown a profit in our operations. As of December 31, 1999, our accumulated deficit was approximately $32.2 million. Approximately $19.8 million of the deficit relates to losses from operations, while the remaining $12.4 million relates to losses incurred due to discounts recorded on issuances and conversions of common and preferred stock. We cannot predict when, or if, profitability might be achieved or if we will be able to sustain it. If we are unable to obtain profitability or sustain it, we may have to discontinue operations.

         IF WE ARE UNABLE TO MANAGE COMPLICATIONS THAT ARISE DURING THE BUILD OUT OF ADDITIONAL DATA CENTERS, WE MAY NOT SUCCEED IN OUR EXPANSION PLANS.

         We are planning to build out up to 15 new data centers across a wide range of geographic regions. The build out of data centers, each of which takes approximately 30 to 90 days to complete, is a key element of our business strategy. Any delay in the build out of new data centers would significantly harm our plans to expand our business. Many of the risks associated with significant expansion projects are beyond our control and any of which could delay the build out of additional data centers. These risks include:

         o   obtaining sites;

         o   cost estimation errors or overruns;

         o   equipment and material delays or shortages; and

         o the inability to obtain necessary permits on a timely basis, if at all.

         WE MAY BE UNABLE TO EFFECTIVELY INTEGRATE ADDITIONAL DATA CENTERS INTO OUR EXISTING NETWORK, WHICH COULD DISRUPT OUR SERVICE.

         New data centers, if completed, will result in substantial new operating expenses. Moreover, our operations will be significantly harmed if we do not institute adequate financial and managerial controls, reporting systems and procedures with which to operate multiple facilities in geographically dispersed locations. The following expenses are representative of the new operating expenses we anticipate incurring in connection with developing new data centers:

o        hiring, training, retaining and managing new employees;

o        purchasing new equipment and implementing new systems; and

o        leasing additional real estate.

         WE HAVE HAD RECENT CHANGES IN MANAGEMENT AND CAN NOT ACCURATELY PREDICT CURRENT MANAGEMENT'S EFFECTIVENESS.

         Several member of our calendar year 1999 management team are no longer with us. We have a new management team that has not had the opportunity to work together in the past. There is no assurance the new management team will be able to successfully lead us into profitability. The following table identifies the new members of our management team and those who are no longer with us.

ARRIVALS


NAME                      POSITION
----                      ---------
Robert Gibbs              president and chief executive officer

Robert Frank              executive vice president

Patricia Hrabina          vice president of human resources

Douglas W. Banister       chief financial officer and vice president of finance

Robert Hersch             vice president of corporate finance

Cliff Luckey              chief technology officer and vice president of
                          technology & solutions




DEPARTURES


NAME                      FORMER POSITION
----                      ---------------

Jose Chavez               president and chief executive officer

Mitchell Kettrick         vice president - technology and secretary

Jaime Munoz               vice president of operations

Roger M. Lane             chief operating officer

David Hill                chief financial officer


         WE WILL BE UNABLE TO EFFECTIVELY COMPETE IF WE ARE UNABLE TO ATTRACT AND RETAIN KEY PERSONNEL.

         Our future success depends on our continuing ability to identify, hire, train and retain highly qualified technical, sales, marketing and customer service personnel. The industry in which we compete has a high level of employee mobility and aggressive recruiting of skilled personnel. In particular, we face intense competition for qualified personnel, particularly in software development, network engineering and product management. If we are unable to attract and retain qualified personnel our ability to compete will be compromised. There can be no assurances that we will be successful in our recruiting or retention efforts.

         WE MAY BE SUBJECT TO INFRINGEMENT CLAIMS THAT COULD MATERIALLY ADVERSELY AFFECT US.

         Our management personnel were previously employees of and may have had contracts with other telecommunications companies. In many cases, these individuals are conducting activities for us in areas similar to those in which they were involved before joining us. As a result, we or our employees could be subject to allegations of violation of trade secrets, breach of contract or unfair competition. If such claims materialize, they may distract our management and employees from their duties and requires reallocation of our resources. Moreover, an unfavorable ruling may hinder our ability to obtain a license or similar agreement to use technology we need to conduct our business. Defending against and the exposure to liability under these claims could reduce revenues, increase expenses and adversely affect our ability to compete.

         OUR OPERATIONS DEPEND ON OUR ABILITY TO MAINTAIN FAVORABLE RELATIONSHIPS WITH THIRD PARTY SUPPLIERS. WE CAN NOT ASSURE THE CONTINUITY OF THOSE RELATIONSHIPS.

         We have entered into several alliance and contractual agreements with certain third parties to utilize their infrastructures and networks to deliver our products and services to our customers. Moreover, we are dependent on the continued availability of these infrastructures and networks for our growth and development. If we are unable to maintain or replace the relationships with these third parties, we will be unable to provide the current level of services to our customers. Our failure to consistently provide current levels of service could result in a reduction of our client base and sales volume.

         SYSTEM FAILURES COULD DISRUPT OUR SERVICES AND CAUSE US TO LOSE CUSTOMERS.

         Our target market is particularly sensitive to service failures. If service failures occur, they could result in reductions in, or terminations of, services supplied to our customers, which could have a material adverse effect on our operations and financial results. Our system is vulnerable to damage from human error, power loss, facility failures, fire, earthquake, floods, telecommunications failure, break-ins, sabotage, and vandalism. Moreover, we do not presently have a disaster recovery plan, carry any business interruption insurance or have any secondary off-site systems. Although we have not previously experience any system failures, we have implemented security measures that meet the standards adopted by BBN, the GTE division credited with pioneering the Internet. However, our network and computer systems could still be vulnerable to computer viruses, intrusions, or breaches of security that might result in service interruptions. These risks are aggravated by the fact that substantially all of our communications and computer hardware is located within a single facility in Austin, Texas.

RISKS RELATED TO OUR INDUSTRY

         OUR BUSINESS IS DEPENDENT ON THE CONTINUED GROWTH OF THE INTERNET, WHICH MAY FACE RESISTANCE FROM THE MARKETPLACE.

         Demand for our services could be reduced if the market for business-related Internet solutions fails to further develop. Critical issues concerning the commercial use of the Internet remain unresolved and may hinder the growth of Internet use, especially in the business sector -- our target market. If demand for our services fails to materialize at the anticipated levels, our revenues will also fail to reach expectations.

         Despite growing interest in the varied commercial uses of the Internet, many businesses have been deterred from purchasing Internet connectivity services for a number of reasons, including:

         o   inconsistent or unreliable quality of service;

         o   lack of availability of cost-effective, high-speed options;

         o   inability to integrate business applications on the Internet; and

         o   the need to deal with multiple and frequently incompatible vendors.

         THE MARKET FOR OUR PRODUCTS AND SERVICES IS HIGHLY COMPETITIVE, AND WE MAY NOT BE ABLE TO COMPETE EFFECTIVELY.

         The market for Internet access, data transport, networking services, web-hosting and related services is rapidly evolving, intensely competitive and has relatively low barriers to entry. Many of our competitors and potential competitors have longer operating histories, greater name recognition and substantially greater financial, technical and marketing resources. Moreover, our competitors may be able to negotiate contracts with suppliers on more favorable terms than we can. Some of these competitors may also provide products with some performance advantages over our products. Given the fierce competition which we operate and our comparatively limited resources, we may not be able to compete effectively.

         OUR SERVICES ARE SUBJECT TO UNCERTAIN GOVERNMENT REGULATION. CHANGES IN LAWS OR REGULATIONS COULD RESTRICT THE WAY WE OPERATE OUR BUSINESS.

         We operate in an environment of unstable and evolving regulations. Our services are not currently directly regulated by any federal or state agency. However, many of the facilities and services we need to provide Internet connectivity are subject to regulation at the federal, state and local levels. Changes in applicable laws or regulations could impact our operations, and impact our costs, service requirements and the scope of competition. Incumbent local carriers, like Bell Atlantic and Southwestern Bell, are likely to pursue litigation in courts, institute administrative proceedings with the FCC and state telecommunications regulators and lobby the U.S. Congress in an effort to affect the applicable laws and regulations in a manner that would be more favorable to them and that may be against our interests. Additionally, we may choose to expend significant resources to participate in regulatory proceedings at the federal or state level without achieving favorable results. The expenses associated with participating in and complying with an evolving regulatory framework may increase our operating expenses beyond expectations.

         DIGITAL SUBSCRIBER LINE SERVICES ARE NEW AND EVOLVING AND WE CANNOT PREDICT WHETHER THEY WILL BE ACCEPTED BY BUSINESSES AT PROFITABLE PRICES.

         The market for high-speed Internet access, data transport and networking services using copper telephone lines is in the early stages of development. If the market for our digital subscriber line services fails to develop, grows more slowly than anticipated or becomes saturated with competitors, our operations and future revenue stream could be materially adversely affected. We cannot accurately predict the rate at which this market will grow, if at all, or whether new or increased competition will result in market saturation. Any of these factors could result in a reduction of demand for our products and a corresponding reduction in anticipated revenues.

         INTERNET SECURITY CONCERNS COULD HINDER THE DEVELOPMENT ELECTRONIC COMMERCE AND THE DEMAND FOR OUR PRODUCTS AND SERVICES.

         A significant barrier to commerce and communications over the Internet has been the need for the secure transmission of confidential information. Security breaches or the inadvertent transmission of computer viruses could expose us to a risk of loss or litigation and possible liability. We may incur significant costs to protect against the threat of security breaches or to alleviate problems caused by breaches. A party who is able to penetrate our network security could misuse our users' personal information and our users might sue us or bring claims against us. We strive to protect ourselves and our customers from such intrusions and from exposure to liability from a security breach. However, these actions could occur in the future. To date we have not experienced any security breaches nor are we aware of any attempts to penetrate our network security. If any well-publicized compromise of security occurs, Internet usage and the demand for our services could decline.

RISKS RELATED TO THE OFFERING

         SOME SHAREHOLDERS HAVE SUBSTANTIAL CONTROL OVER US. INVESTORS IN THIS OFFERING MAY HAVE NO EFFECTIVE VOICE IN OUR MANAGEMENT.

         If you purchase our common stock, you may have no effective voice in our management. As of January 31, 2000, our current directors and executive officers owned approximately 2.4% of the outstanding shares of our common stock. Also as of January 31, 2000, Entrepreneurial Investors, Ltd. owned approximately 19.8% of the outstanding shares of our common stock.

         These persons and entities may continue to exert significant influence over our business and affairs. Accordingly, these shareholders will possess substantial control over our operations. This control may allow them to amend corporate filings, elect all of our board of directors, other than the director to be designated by some of our preferred shareholders, and substantially control all matters requiring approval by our shareholders, including approval of significant corporate transactions. Such shareholders will also have the ability to delay or prevent a change in our control and to discourage a potential acquirer for us or our securities.

         Additionally, Messrs. Chavez, Kettrick and Munoz, who were terminated by us on April 20, 1999, hold an aggregate of 4,057,750 shares or 15.2% of the outstanding shares of our common stock as of January 31, 2000. These persons have recently settled litigation with us and may oppose management.

         OUR ARTICLES OF INCORPORATION AND BYLAWS CONTAIN PROVISIONS THAT COULD DELAY OR PREVENT A CHANGE IN CONTROL AND THEREFORE COULD HURT OUR SHAREHOLDERS.

         Provisions of our articles of incorporation and bylaws could make it more difficult for a third party to acquire control of MSI Holdings, Inc., even if a change in control would be beneficial to shareholders. Our articles of incorporation allow our board of directors to issue, without shareholder approval, preferred stock with terms set by the board of directors. The preferred stock could be issued quickly with terms that delay or prevent the change in control of MSI Holdings, Inc. or make removal of management more difficult. Also, the issuance of preferred stock may cause the market price of our common stock to decrease.

         YOU MAY HAVE LIMITED LIQUIDITY IF YOU INVEST IN OUR STOCK BECAUSE WE HAVE A LIMITED MARKET FOR OUR COMMON STOCK AND OUR STOCK PRICE IS VOLATILE.

         Trading on the Over-The-Counter Bulletin is sporadic and highly volatile. The market prices of Internet-related stocks, such as ourselves, tend to be more volatile than the market as a whole. The market price of our common stock has fluctuated in the past and may continue to be volatile in the future. There can be no assurance that an active trading market will develop or be maintained. Failure to develop or maintain an active trading market could negatively affect the price of our securities, as well as affect your ability to sell your shares.

         THE SHARES ELIGIBLE FOR PUBLIC SALE AFTER THIS OFFERING COULD ADVERSELY AFFECT OUR STOCK PRICE.

         Sales in the public market of substantial amounts of common stock or the perception that such sales may occur could materially and adversely affect the market price of our common stock or our ability to raise capital through an offering of equity securities. As an increasing number of shares become eligible for sale, the related transactions may place downward sell pressures on our market price. The adverse affect on the market price of our common stock may occur even if the results of our operations are positive. As of January 31, 2000, we had 26,628,587 shares of common stock outstanding. The following table illustrates the shares of common stock eligible for future sale if all outstanding warrants and options were exercised.


                                                 Fully Diluted                                %
                                                 -------------                              -----

Total Shares                                     32,154,016                                 100.0
Eligible for Future Sale                         17,557,095                                 54.6
Subject to Rule 144 Restrictions                 14,596,921                                 45.4

                                 USE OF PROCEEDS

         We will not receive any proceeds from the sale of the shares of common stock offered pursuant to this prospectus.

                              SELLING SHAREHOLDERS

         The following table lists the ownership of the common stock offered by means of this prospectus, assuming the exercise of the warrants and options covering shares offered by means of this prospectus.


                                                          RELATION
NAME                                                      TO US               TOTAL SHARES        PERCENT (+)
----                                                      -----               ------------        -----------

Guilder Gagnon Howe & Co. LLC                                                    166,667
Kahn Capital Partners LP                                                         350,000
Dorado Capital Partners LP                                                       100,000
Bricoleur Partners                                                               240,000
JIB                                                                               46,000
Aaces                                                                             14,000
SunAmerica Inc.                                                                  333,334
Ardsley Offshore Fund Ltd.                                                       275,000
Ardsley Partners Fund II, L.P.                                                   235,000
Ardsley Institutional Fund, L.P.                                                 175,000
Ardsley Partners Fund I, L.P.                                                    165,000
HH Managed Account 1, Ltd.                                                       150,000
AIM Capital Dev. Fund                                                            824,712
AIM VI Capital Dev. Fund                                                           8,612
Acorn USA Fund                                                                   350,000
Wanger US Small Cap Advisor                                                      350,000
C.E. Unterberg, Towbin Capital Partners I, L.P.                                   74,990
UT Technology Partners, LDC                                                      133,330
UT Capital Partners International, LDC                                            33,340
Irvine Capital Partners, L.P.                                                    100,000
Irvine Capital Partners II, L.P.                                                  16,670
Endeavor Asset Management                                                        166,667
Chartwell Investment Partners                                                    166,667
Kensington Partners L.P.                                                         129,100
Kensington Partners II L.P.                                                        7,667
Bald Eagle Fund, Ltd                                                              29,900
Firestar Trust Co.                                                               166,667
Libra Fund                                                                       133,334
Libra Offshore Fund Ltd.                                                          33,333
Tiedeman Investment Group                                                        166,667
Pantheon Partners L.P.                                                           133,334
Kimberlite Partners L.P.                                                          33,333
MAS Funds Small Cap Value Portfolio                                              628,900
Van Kampen American Value Fund                                                   563,100
MSDW SICAV Small Cap Value Equity Fund                                            41,500
MSDW SICAV Global Small Cap Equity Fund                                            9,600
Coutts & Co.                                                                       6,900
Shottenfeld Assoc. LP                                                            250,000
AIG Soundshore Holdings Ltd.                                                     111,125
AIG Soundshore Opportunity Holding Fund Ltd.                                      35,750


                                                          RELATION
NAME                                                      TO US               TOTAL SHARES        PERCENT (+)
----                                                      -----               ------------        -----------

AIG Soundshore Strategic Holding Fund Ltd.                                        19,792
Westcore Small Cap Growth Fund                                                   166,667
Cascade Capital Partners                                                         585,000
Gryphon Offshore Fund                                                            114,000
Job & Company                                                                     51,000
ACM Strategic Investments                                                        224,200
ACM Technology Hedge FD                                                          135,100
Alliance Technology Partners                                                      40,700
Pitt & Co.                                                                        95,000
Hammerhead & Co.                                                                  80,000
Tarp & Co.                                                                        60,000
Westcoast & Co.                                                                  235,000
Finwell & Co.                                                                    166,000
Landwatch & Co.                                                                  172,000
Gerlach & Co.                                                                     13,000
Barnstorm & Co.                                                                   54,000
TSG Financial Limited Partnership                                                336,198
                                                                              ----------
TOTAL                                                                          9,502,865
                                                                              ==========

(+) The calculations used to drive the percentages assume exercise and conversion of all warrants and conversion rights into the underlying shares of Common Stock. Consequently, the percentages were based on an aggregate of 41,520,683 shares of Common Stock outstanding. The absence of an entry indicates the shares amount to less than one percent of the Company's full diluted Common Stock.

                              PLAN OF DISTRIBUTION


     The shares of common stock being offered by the selling shareholders or their respective pledgees, donees, transferees or other successors in interest, will be sold in one or more transactions (which may involve block transactions) on the NASD Over-The-Counter Bulletin Board or on such other market on which the common stock may from time to time be trading, in privately negotiated transactions, through the writing of options on the shares of common stock, short sales or any combination thereof. The sale price to the public may be the market price prevailing at the time of sale, a price related to such prevailing market price or such other price as the selling shareholder determines from time to time. The shares of common stock may also be sold pursuant to Rule 144. The selling shareholder will have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

     The selling shareholders or their respective pledgees, donees, transferee or other successors in interest, may also sell the Shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Brokers acting as agents for the selling shareholders will receive usual and customary commissions for brokerage transactions, and market makers and block purchasers purchasing shares will do so for their own account and at their own risk. It is possible that the selling shareholders will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. There can be no assurance with all or any of the shares offered hereby will be issued to, or sold by, the selling shareholders. The selling shareholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered hereby, may be deemed "underwriters" as that term is defined under the Securities Act or the Exchange Act, or the rules and regulations thereunder.

     Upon the Company being notified by a selling shareholder that any material arrangement has been entered into with a broker or dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplemental prospectus will be filed, if required, pursuant to Rule 424(c) under the Securities Act, disclosing (a) the name of each such broker-dealer, (b) the number of shares involved, (c) the price at which such shares were sold, (d) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable,
(e) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated be reference in this document, as supplemented, and (f) other facts material to the transaction.

     The selling shareholders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of any of the shares by the selling shareholders or any other such person. The foregoing may affect the marketability of the shares.

     We have agreed to indemnify the selling shareholders, or their transferees or assignees, against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the selling shareholders or their respective pledgees, donees, transferees or other successors in interest, may be required to make in respect thereof.

     We are bearing all costs relating to the registration of the shares (other than fees and expenses, if any, of counsel or other advisers to the selling shareholders). Any commissions, discounts or other fees payable to broker-dealers in connection with any sale of the shares will be borne by the selling shareholders.

                            DESCRIPTION OF SECURITIES

         We are authorized to issue up to 50,000,000 shares of common stock, and up to 10,000,000 shares of preferred stock.

COMMON STOCK

         As of January 31, 2000, there were 26,628,587 shares of common stock outstanding. The following is a summary of some of the rights of shareholders that might be important to you. You should refer to our articles of incorporation and bylaws for a complete statement of your rights as a shareholder. Both the articles of incorporation and the bylaws are filed with the SEC as an exhibit to our registration statement, of which this prospectus is a part.

         As a holder of our common stock you will have one vote per share on all matters voted on by shareholders, including elections of directors. Unless required by law or provided in any resolution adopted by the board of directors regarding any series of preferred stock, only holders of our common stock have voting rights. The articles of incorporation do not provide for cumulative voting, i.e. the ability to cast as many votes for a director as the shareholder has shares of stock multiplied by the numbers of directors to be elected, in the election of directors. The articles of incorporation also do not provide for preemptive rights, i.e. a shareholder's right to acquire new shares issued by a company to preserve their proportional interest. Owners of our common stock will receive dividends if the board declares them out of available funds. However, we do not expect to declare or pay dividends on our common stock.

         The transfer agent for our common stock is Interwest Transfer Company, Inc.

PREFERRED STOCK

         The board of directors has the authority to cause us to issue, without further vote or action by the stockholders, up to 10,000,000 shares of preferred stock, in one or more series, and to designate the number of shares constituting any series, and to fix the rights, preferences, privileges and restrictions of the preferred stock. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of us without further action by our stockholders. The issuance of preferred stock with conversion rights may adversely affect the voting power of the holders of common stock, including the loss of voting control.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms located at:

     Securities and Exchange Commission  or   Securities and Exchange Commission
     450 Fifth Street, N.W.                   801 Cherry  Street, 19th Floor
     Washington, D.C. 20549                   Ft.  Worth, Texas 76102

Further information on the SEC's public reference rooms, is available from the SEC at 1-800-SEC-0330. Our SEC filings are also available on the Internet at "http:/www.sec.gov."

         The SEC allows us to incorporate by reference information from other documents that we file with them, which means that we can disclose important information by referring to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 before the sale of all the shares covered by this prospectus:

         o   Annual Report on Form 10-KSB/A for the year ended March 31, 1999;

         o All other reports filed with the SEC in compliance with Sections 13(a) or 15(d) of the Exchange Act since the end of the fiscal year ended March 31, 1999; and

         o The description of our common stock contained in our registration statement on Form 10, filed with the SEC on October 27, 1975 (File Number M862263).

         We will deliver to each person, including any beneficial owner, receiving this prospectus, a copy of any or all of the information that has been incorporated by reference and not delivered with this prospectus. You may request a copy of these filings, at no cost, by writing or telephoning:

                               MSI Holdings, Inc.
                              1121 East 7th Street
                               Austin, Texas 78702
                              Attn: Robert J. Gibbs
                            Telephone: (512) 476-6925


                                 INDEMNIFICATION

         The registrant's revised articles of incorporation and by-laws permit the registrant to indemnify its directors and officers to the fullest extent authorized under the Utah Business Corporation Act. In general, a Utah corporation may indemnify a director or officer who was, is or is threatened to be made, a named defendant or respondent in a proceeding by virtue of his position in the corporation if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in the case of criminal proceedings, had no reasonable cause to believe his conduct was unlawful. A Utah corporation may indemnify a director, officer, employee, or agent in an action brought by or in the right of the corporation only if he was not found liable to the corporation, unless or only to the extent that a court finds him to be fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.


                                  LEGAL MATTERS

         The validity of the shares offered by this prospectus has been passed upon for us by Parr Waddoups Brown Gee & Loveless P.C. of Salt Lake City, Utah.


                                     EXPERTS

         Ernst & Young LLP, independent auditors, have audited our consolidated financial statements included in our annual report on Form 10-KSB/A for the year ended March 31, 1999, as set forth in their report which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young, LLP's report, given on their authority as experts in accounting and auditing.

         Brown, Graham and Company, P.C., independent auditors, have audited our consolidated financial statements included in our annual report on Form 10-KSB/A for the year ended March 31, 1998, as represented in their report which is incorporated by reference in this prospectus and elsewhere in the registration statement. Brown Graham and Company, P.C.'s report contains an explanatory paragraph describing conditions that raise substantial doubt about our ability to continue as a going concern as described in Note 1 to the consolidated financial statements. Our financial statements are incorporated by reference in reliance on Brown, Graham and Company, P.C.'s report, given on their authority as experts in accounting and auditing.

         You should rely on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The statements and representations contained within this prospectus are true and correct as of the date indicated on the cover page. The delivery of this prospectus does not, under any circumstances, create the implication that there has been no change since that date. This prospectus is not an offer to sell or a solicitation of an offer to buy any securities other than those registered securities to which the prospectus relates. Moreover, this prospectus does not constitute an offer to sell or a solicitation of an offer to buy in any circumstances in which such an offer or solicitation is unlawful.

You should rely on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The statements and representations contained within this prospectus are true and correct as of the date indicated on the coverage page. The delivery of this prospectus does not, under any circumstances, create the implication that there has been no change since that date. This prospectus is not an offer to sell or a solicitation of an offer to buy any securities other than those registered securities to which the prospectus relates. Moreover, this prospectus does not constitute an offer to sell or a solicitation of an offer to buy in any circumstances in which such an offer or solicitation is unlawful.

                                -----------------

                                Table of Contents


                                                                 Page
                                                                 ----
Risk Factors......................................................2
Use of Proceeds...................................................9
Selling Shareholders.............................................10
Plan of Distribution.............................................12
Description of Securities........................................13
Where You Can Find More Information..............................14
Indemnification..................................................14
Legal Matters....................................................15
Experts..........................................................15


                                9,502,865 Shares



                               MSI HOLDINGS, INC.



                                  Common Stock



                                -----------------

                                   PROSPECTUS

                                -----------------

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14. Other Expenses of Issuance and Distribution.


         The following table sets forth the various expenses payable by us in connection with the sale and distribution of the securities being registered. All amounts are estimates except the SEC registration fee.

Filing Fee-Securities and Exchange Commission................................................  $     5,000
Accountants' Fees and Expenses...............................................................  $    20,000
Fees and Expenses of Counsel for the Registrant..............................................  $    20,000
Printing and Communication Expenses..........................................................  $    10,000
Blue Sky Fees and Expenses...................................................................  $     3,500
Miscellaneous Expenses.......................................................................  $     1,500
                                                                                                   -------
         Total...............................................................................  $    60,000

         The selling security holders are bearing no portion of the expenses of the offering pursuant to agreement.

ITEM 15. Indemnification of Directors and Officers.

         Our revised articles of incorporation state that we may indemnify each of our directors, officers, employees, or agents to the full extent permitted by the laws of the state of Utah. In summary, the Utah Revised Business Corporation
Act:

         o authorizes any corporation to indemnify directors and officers against any judgments, fines, amounts paid in settlement and reasonable expenses, including attorney's fees, incurred by reason of his having been a corporate director or officer;

         o confers on the director or officer an absolute right to indemnification for expenses, including attorney's fees, actually and reasonably incurred to the extent he is successful on the merits or otherwise defense of any claim, issue, or matter;

         o allows a corporation to pay attorney's fees and other litigation expenses on behalf of a director or officer in advance of the final disposition of the action upon receipt of an undertaking by or on behalf of such director or officer to reimburse the corporation, if it is ultimately determined that he is not entitled to be indemnified by the corporation or to the extent the advances exceed the indemnification to which that officer or director is entitled; and

         o recognizes that a director or officer may be entitled to additional indemnification





                                      11-1
                  under the corporation's certificate or articles of incorporation, bylaws, agreements, shareholders's vote or otherwise.

         However, the indemnification authorized by the Utah Revised Business Corporation Act is limited to those situations where:

         o the director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation;

         o if in criminal proceedings, the director or officer had no reasonable cause to believe his conduct was unlawful; and

         o either the board of directors, acting through a quorum of disinterested directors or on the advice of independent legal counsel, has or the shareholders have made a determination that indemnification is proper in the circumstances.

         Moreover, we may not indemnify a director if the director is adjudged liable to us or deemed to have derived an improper personal benefit in an action in which the director is adjudged liable. We may also purchase and maintain insurance to provide indemnification.

ITEM 16. Exhibits


EXHIBIT NO.   EXHIBIT DESCRIPTION                           LOCATION
-----------   -------------------                           --------
4             Specimen of Securities(1)             Incorporated by reference to
                                                    Exhibit Nos. 1A and 1B of
                                                    Registrant's Form 8-A
                                                    Registration Statement (File
                                                    #0-8146)
5             Legal Opinion of Parr Waddoups
              Brown Gee & Loveless P.C.(3)

23.1          Consent of Ernst & Young LLP(2)       Exhibit 23.1

23.2          Consent of Brown, Graham and          Exhibit 23.2
              Company, P.C.(2)

23.3          Consent of Parr Waddoups Brown        Exhibit 23.3
              Gee & Loveless P.C.(3)

------------------
(1) Previously filed with the Securities and Exchange Commission and incorporated by reference pursuant to Rule 12b-32 of the Securities Exchange Act of 1934.

(2)  Filed herewith.

(3)  To be filed by amendment.

ITEM 17. Undertakings.

         The Undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered in that post-effective amendment, and the offering of those securities at that time shall be deemed to be the initial bona fide offering of those securities.

(3) To remove from registration by means of post-effective amendment any of the securities being registered in which remain unsold at the termination of the offering.

(4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has responsible grounds to believe that it meets all of the requirements of filing on Form S-3 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Austin, State of Texas, on March 3, 2000.

                                        MSI HOLDINGS, INC.

                                        By:/s/ ROBERT J. GIBBS
                                           -------------------------------------
                                           Robert J. Gibbs, President & CEO

         Pursuant to the requirements of the Securities Act of 1933, this registration statement or amendment thereto has been signed by the following persons in the capacities and on the dates indicated.


          SIGNATURE                                           TITLE                                        DATE
          ---------                                           -----                                        ----
 /s/ ROBERT J. GIBBS
------------------------------------------
Robert J. Gibbs                                       President, CEO and Director                      March 3, 2000

                                                      Vice President and
 /s/ DOUGLAS W. BANISTER                              Chief Financial Officer                          March 3, 2000
------------------------------------------
Douglas W. Banister


------------------------------------------
Chris Brickler                                        Director                                         March 3, 2000


------------------------------------------
Blandina Cardenas                                     Director                                         March 3, 2000


------------------------------------------
Ernesto Chavarria                                     Director                                         March 3, 2000

 /s/ DANIEL DORNIER
------------------------------------------
Daniel Dornier                                        Director                                         March 3, 2000

 /s/ STEVE METZGER
------------------------------------------
Steve Metzger                                         Director                                         March 3, 2000





                                      11-4


 /s/ HUMBERT B. POWELL, III
------------------------------------------
Humbert B. Powell, III                                Director                                         March 3, 2000

 /s/ DAVINDER SETHI
------------------------------------------
Davinder Sethi                                        Director                                         March 3, 2000




                                      11-5

                                INDEX TO EXHIBITS



EXHIBIT NO.                 EXHIBIT DESCRIPTION                                         LOCATION
-----------                 -------------------                                         --------
4                           Specimen of Securities(1)                         Incorporated by reference to
                                                                              Exhibit Nos. 1A and 1B of
                                                                              Registrant's Form 8-A
                                                                              Registration Statement (File #0-
                                                                              8146)
5                           Legal Opinion of Parr Waddoups
                            Brown Gee & Loveless P.C.(3)
23.1                        Consent of Ernst & Young LLP(2)                   Exhibit 23.1
23.2                        Consent of Brown, Graham and                      Exhibit 23.2
                            Company, P.C.(2)
23.3                        Consent of Parr Waddoups Brown                    Exhibit 23.3
                            Gee & Loveless P.C.(3)

---------

(1) Previously filed with the Securities and Exchange Commission and incorporated by reference pursuant to Rule 12b-32 of the Securities Exchange Act of 1934.

(2)  Filed herewith.

(3)  To be filed by amendment.